                                                                 EXHIBIT 99.1


[BANCORPSOUTH LOGO]



CONTACT:
L. Nash Allen, Jr.                                    Gary C. Bonds
Treasurer and Chief Financial                         Senior Vice President and
  Officer                                               Controller
662/680-2330                                          662/680-2332


         BANCORPSOUTH ANNOUNCES SECOND QUARTER 2006 EARNINGS PER SHARE
                   INCREASE 36.4% TO $0.45 PER DILUTED SHARE


TUPELO, Miss., July 20 /PRNewswire-FirstCall/ -- BancorpSouth, Inc. (NYSE: BXS -
News) today announced financial results for the second quarter and six months ended June 30, 2006.

Highlights of the second quarter of 2006 included:

         * A 36.4 percent increase in earnings per diluted share to $0.45 for the second quarter of 2006 from $0.33 for the second quarter of 2005.

         * The expansion of the Company's net interest margin to 3.75 percent for the second quarter from 3.66 percent for the second quarter of 2005 and 3.73 percent from the first quarter of 2006.

         * Growth in non-interest bearing demand deposits of 22.9 percent compared with the second quarter of 2005, the fourth consecutive quarter of growth in excess of 19 percent.

         * Improvement in non-performing loans and leases as a percentage of total loans and leases to 0.32 percent and an increase in the reserve coverage (allowance for credit losses to non-performing loans) to 395 percent.

         * Substantial organic growth within the Company's insurance business with revenues increasing 13.8 percent for the second quarter of 2006 from the second quarter of 2005.

         * Continued expansion of the Company's markets, with the second-quarter opening of loan production offices in Tyler, Texas and Huntsville, Alabama; the opening of a full-service bank office in Bay St. Louis, Mississippi; and the announcement of the Company's intent to expand into the panhandle of Florida with a branch office in Destin before the end of 2006.

SECOND QUARTER 2006 SUMMARY RESULTS

         BancorpSouth's net income increased 37.6 percent for the second quarter of 2006 to $35.5 million from $25.8 million for the second quarter of 2005. Net income per diluted share for the second quarter of 2006 increased 36.4 percent to $0.45 from $0.33 for the second quarter of 2005.

         "We are pleased to report that BancorpSouth continued its momentum in the second quarter of 2006," commented Aubrey Patterson, Chairman and Chief Executive Officer of BancorpSouth. "In a rising interest rate environment characterized by a generally flat yield curve, we achieved our third consecutive quarter of double-digit growth in net interest revenue through a combination of solid loan and deposit growth, focused asset/liability management and strong credit quality. In addition, we expanded non-interest income through a resurgence in our insurance business, which had been significantly affected by Hurricane Katrina. We also continued to lay the foundation for long-term growth by expanding into attractive new markets.

         "As in the previous two quarters, our net income for the second quarter of 2006 benefited from a reduction in a previously recorded allowance for credit losses related to Hurricane Katrina, totaling approximately $600,000 pre-tax for the quarter. Our earnings growth when compared to the second quarter of 2005 also reflected a positive net pre-tax impact of $6.5 million related to changes in the value of our mortgage servicing asset, as well as the favorable resolution of a state income tax issue that resulted in a lower effective tax rate for the quarter."

NET INTEREST REVENUE

         Interest revenue for the second quarter of 2006 increased 23.0 percent, or $31.3 million, to $167.4 million from $136.0 million for the second quarter of 2005 and 4.7 percent from $159.9 million for the first quarter of 2006. Interest expense increased 45.2 percent, or $21.8 million, to $70.2 million for the second quarter of 2006 from $48.3 million for the second quarter of 2005 and
9.7 percent from $64.0 million for the first quarter of 2006.

         The average taxable equivalent yield on earning assets increased to
6.39 percent for the second quarter of 2006 from 5.63 percent for the second quarter of 2005 and 6.16 percent for the first quarter of 2006. The average rate paid on interest bearing liabilities was 3.17 percent for the second quarter of 2006, compared with 2.34 percent for the second quarter of 2005 and 2.91 percent for the first quarter of 2006.

         Net interest revenue increased 10.8 percent to $97.2 million for the second quarter of 2006 from $87.7 million for the second quarter of 2005 and 1.3 percent from $95.9 million for the first quarter of 2006. Net interest margin was 3.75 percent for the second quarter of 2006 compared with 3.66 percent for the second quarter of 2005 and 3.73 percent for the first quarter of 2006.

         "With the increase in our second quarter net interest margin, we have not only achieved our sixth consecutive comparable-quarter increase in this key metric, but also, in a difficult interest rate environment, the third consecutive sequential-quarter improvement," continued Patterson. "This strong record is the product of our conservative asset/liability management philosophy, which we have consistently applied over the long term through many interest rate cycles. Our conservative stance on maturities in our investment portfolio has enabled us to improve our average taxable yield on earning assets by investing funds from maturing securities in higher rate loans or new higher-rate short- and intermediate-term investments. In addition, our focus on careful pricing of our liabilities continues to support our ability to fund the majority of our loan growth with lower-cost demand deposits. As an institution dependent on often-volatile interest rates, we remain committed to this conservative philosophy as the most effective approach to building long- term shareholder value."

DEPOSIT AND LOAN ACTIVITY

         Total assets at June 30, 2006 increased 9.2 percent to $11.8 billion from $10.8 billion at June 30, 2005. Total deposits grew 6.5 percent to $9.6 billion at June 30, 2006 from $9.0 billion at June 30, 2005. Loans and leases, net of unearned interest, increased 7.4 percent to $7.6 billion at June 30, 2006 from $7.0 billion at June 30, 2005.

         Patterson remarked, "BancorpSouth continued to expand its loan portfolio at a steady pace during the second quarter, as an expanding economy and diverse markets in our six-state franchise enabled us to overcome the impact on consumer sentiment of rising interest rates and higher fuel prices. The opening of loan production offices in Fayetteville, Arkansas and Gulf Shores, Alabama, during the fourth quarter of 2005 has helped support our organic growth in 2006. In addition, we benefited from the acquisition of American State Bank Corporation, headquartered in Jonesboro, Arkansas, in late 2005. This transaction, as well as increased demand resulting from rising interest rates, also contributed to the 3.4 percent growth in savings and other time deposits. Total demand deposits rose 9.9% for the second quarter of 2006, including a 22.9 percent expansion in non-interest bearing demand deposits, which reflected the flow of relief money into the Mississippi Gulf Coast."

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

         For the second quarter of 2006, the provision for credit losses was $3.6 million, an increase of 20.3 percent compared with $3.0 million for the second quarter of 2005, and compared with the negative provision for credit losses of $3.9 million that was recorded for the first quarter of 2006. Annualized net charge-offs were 0.18 percent of average loans and leases for the second quarter of 2006 compared with 0.26 percent for the second quarter of 2005 and 0.09 percent for the first quarter of 2006. The Company continues to closely monitor its loan portfolio in the areas impacted by Hurricane Katrina. As of June 30, 2006, approximately $2.2 million of the Company's allowance for credit losses was directly related to the impact of Hurricane Katrina.

         Non-performing loans and leases increased 2.7 percent to $24.4 million, or 0.32 percent of loans and leases, at June 30, 2006, from $23.7 million, or
0.34 percent of loans and leases, at June 30, 2005, and declined 6.2 percent from $26.0 million, or 0.35 percent of loans and leases, at March 31, 2006. The allowance for credit losses was 1.27 percent of loans and leases at June 30, 2006, compared with 1.29 percent of loans and leases at June 30, 2005, and 1.30 percent of loans and leases at March 31, 2006.

         Patterson added, "BancorpSouth's credit quality remained strong at the end of the second quarter, with non-performing loans and leases as a percentage of total loans and leases improving on a comparable-quarter and sequential- quarter basis. As we approach the first anniversary of Hurricane Katrina, our continuing analysis indicates that losses related to loans in the impacted area are not expected to be as great as originally anticipated immediately following the hurricane. Although we continue to caution that the full impact of Hurricane Katrina on our financial condition and results of operations may not be known for some time, our coverage of non-performing loans and annualized net charge-offs by the allowance for credit losses support our confidence in the level of our allowance for credit losses."

NONINTEREST REVENUE

         Noninterest revenue increased 24.6 percent to $53.6 million for the second quarter of 2006 from $43.0 million for the second quarter of 2005. As previously noted, these results include the impact of a $6.5 million net increase in mortgage revenue related to changes in the value of BancorpSouth's mortgage servicing asset for the second quarter of 2006 compared with the second quarter of 2005. Excluding this increase, noninterest revenue expanded 8.2 percent for the second quarter, primarily attributable to the 13.8 percent growth in insurance commissions.

         "The organic growth in our insurance commissions for the second quarter is the highest we have yet achieved with our current three-state operations," said Patterson. "This level of growth was driven by a general increase in insurance premiums that generated a corresponding increase in commissions to the agencies, which we believe is a direct result of the aftermath of Hurricane Katrina. We expect there will be a continuing significant growth opportunity for our insurance business as the Gulf Coast rebuilds and that new relationships created through these services will have potential for additional financial services we are well positioned to provide."

NONINTEREST EXPENSE

         Noninterest expense increased 8.6 percent to $98.3 million for the second quarter of 2006 from $90.6 million for the second quarter of 2005 and increased 2.4 percent from $96.0 million for the first quarter of 2006. The growth in noninterest expense primarily resulted from additional salaries, employee benefits and occupancy expense associated with the acquisition of American State Bank Corporation and the opening of four new loan production offices and a new full-service branch bank office since November 2005.

CAPITAL MANAGEMENT

         BancorpSouth repurchased 270,000 shares of its common stock during the second quarter of 2006 under the stock repurchase plan authorized in April 2005 for the repurchase of up to three million shares. With 735,500 shares repurchased under this plan through the end of the second quarter of 2006 combined with the shares repurchased under earlier plans, BancorpSouth had repurchased approximately 11.3 million shares of its common stock as of June 30, 2006, or approximately 13.4 percent of the shares outstanding when the original share repurchase program was initiated in 2001. BancorpSouth will continue to evaluate additional share repurchases under the April 2005 plan, which authorizes these repurchases during a two-year period expiring April 30, 2007.

SUMMARY

         "While it is clear that BancorpSouth and the overall banking industry could be challenged by the impact of rising fuel costs and interest rates, our second quarter results support our confidence that this organization has the opportunities and the resources to achieve long-term profitable growth and increased shareholder value," Patterson said. "In particular, we continue to expect to play a significant role in the rebuilding of the Mississippi Gulf Coast, and we have demonstrated our commitment to the region through the opening of the Bay St. Louis office and the grand reopening of our principal office in Gulfport, Mississippi. We have already benefited from substantial growth in deposits and insurance commission revenues in the Mississippi Gulf Coast, and we expect to build our loan portfolio in the area as reconstruction gathers momentum in the quarters to come.

         "As the recent opening of our loan production office in Gulf Shores, Alabama and our plans to enter the Destin, Florida, market indicate, we also intend to play a greater role in the further growth of the Gulf Coast. In spite of the magnitude of this opportunity, it remains just one element of our overall strategy to expand, either through organic growth or acquisition, in existing or contiguous markets."

CONFERENCE CALL

         BancorpSouth will conduct a conference call to discuss its second quarter results tomorrow, July 21, 2006, at 10:00 a.m. (Central Time). Investors may listen via the Internet by accessing BancorpSouth's website at http://www.bancorpsouth.com. A replay of the conference call will be available at BancorpSouth's website for at least two weeks following the call.

FORWARD-LOOKING STATEMENTS

         Certain statements contained in this news release may not be based on historical facts and are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "may," "might," "will," "would," "could" or "intend." These forward-looking statements may include, without limitation, statements relating to the magnitude of loan-related losses in the area impacted by Hurricane Katrina, the aggregate impact of Hurricane Katrina on our financial condition and results of operation, growth opportunities for our insurance business and other financial services as the Gulf Coast rebuilds, repurchases under our common stock repurchase plan, the impact of rising fuel costs and interest rates, our role in rebuilding and contributing to growth of the Gulf Coast and increasing our loan portfolio in the Mississippi Gulf Coast area.

         We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements due to a variety of factors. These factors may include, but are not limited to, the rate of economic recovery in the region affected by Hurricane Katrina, the ability of BancorpSouth to obtain additional reliable information in the region affected by Hurricane Katrina, changes in economic conditions and government fiscal and monetary policies, fluctuations in prevailing interest rates and the ability of BancorpSouth to manage its assets and liabilities to limit exposure to changing interest rates, the ability of BancorpSouth to increase noninterest revenue and expand noninterest revenue business, the ability of BancorpSouth to maintain credit quality, changes in laws and regulations affecting financial service companies in general, the ability of BancorpSouth to compete with other financial services companies, the ability of BancorpSouth to provide and market competitive services and products, changes in BancorpSouth's operating or expansion strategy, geographic concentration of BancorpSouth's assets, the ability of BancorpSouth to manage its growth and effectively serve an expanding customer and market base, the ability of BancorpSouth to achieve profitable growth and increase shareholder value, the ability of BancorpSouth to attract, train and retain qualified personnel, the ability of BancorpSouth to repurchase its common stock on favorable terms, the ability of BancorpSouth to identify, close and effectively integrate potential acquisitions, the ability of BancorpSouth to expand geographically and enter fast-growing markets, changes in consumer preferences, other factors generally understood to affect the financial results of financial services companies, and other factors described from time to time in BancorpSouth's filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

         BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi with approximately $11.8 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 270 commercial banking, insurance, trust and broker/dealer locations in Alabama, Arkansas, Louisiana, Mississippi, Tennessee and Texas.

BANCORPSOUTH, INC.
SELECTED FINANCIAL DATA

                                                                 Three Months Ended                       Six Months Ended
                                                                      June 30,                                June 30,
                                                          ----------------------------------     -----------------------------------
                                                               2006              2005                 2006               2005
                                                          ---------------   ----------------     ----------------   ----------------
(Dollars in thousands, except per share amounts)

EARNINGS SUMMARY:
Net interest revenue                                      $       97,221    $        87,717      $       193,150    $       174,846
Provision for credit losses                                        3,586              2,980                 (274)             7,767
Noninterest revenue                                               53,600             43,022              106,370             96,941
Noninterest expense                                               98,344             90,575              194,352            180,263
                                                          --------------    ---------------      ---------------    ---------------
Income before income taxes                                        48,891             37,184              105,442             83,757
Income tax provision                                              13,392             11,394               32,198             26,223
                                                          --------------    ---------------      ---------------    ---------------
Net income                                                $       35,499    $        25,790      $        73,244    $        57,534
                                                          ==============    ===============      ===============    ===============
Earning per share:  Basic                                          $0.45              $0.33                $0.93              $0.74
                                                          ==============    ===============      ===============    ===============
                    Diluted                                        $0.45              $0.33                $0.92              $0.73
                                                          ==============    ===============      ===============    ===============


BALANCE SHEET DATA AT JUNE 30:
Total assets                                                                                     $    11,832,245    $    10,831,291
Total earning assets                                                                                  10,687,106          9,876,000
Loans and leases, net of unearned income                                                               7,567,009          7,046,942
Allowance for credit losses                                                                               96,264             91,076
Total deposits                                                                                         9,556,234          8,974,580
Common shareholders' equity                                                                            1,008,953            936,167
Book value per share                                                                                       12.76              11.96


AVERAGE BALANCE SHEET DATA:
Total assets                                              $   11,761,349    $    10,788,265      $    11,762,821    $    10,833,282
Total earning assets                                          10,672,338          9,858,677           10,678,476          9,906,348
Loans and leases, net of unearned income                       7,476,032          6,989,792            7,424,186          6,932,500
Total deposits                                                 9,587,542          8,963,216            9,646,603          9,028,500
Common shareholders' equity                                      994,495            924,661              984,250            921,617

NON-PERFORMING ASSETS AT JUNE 30:
Non-accrual loans and leases                                                                     $         6,391    $        10,619
Loans and leases 90+ days past due                                                                        15,819             11,010
Restructured loans and leases                                                                              2,181              2,120
Other real estate owned                                                                                   12,713             16,072

Net charge-offs as a percentage
     of average loans (annualized)                                 0.18%              0.26%                0.13%              0.24%

PERFORMANCE RATIOS (ANNUALIZED):
Return on average assets                                           1.21%              0.96%                1.26%              1.07%
Return on common equity                                           14.32%             11.19%               15.01%             12.59%

Net interest margin                                                3.75%              3.66%                3.74%              3.65%

Average shares outstanding - basic                            79,146,546         78,220,515           79,179,429         78,212,363
Average shares outstanding - diluted                          79,535,200         78,536,657           79,539,667         78,554,782

                               BANCORPSOUTH, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                                        June 30,
                                                         ------------------------------------           %
                                                             2006                     2005            Change
                                                         ------------             ------------       --------
                                                                  (Dollars in thousands)
Assets
------
Cash and due from banks                                  $    422,523             $    354,694         19.12%
Interest bearing deposits with other banks                      5,982                    6,746        (11.33%)
Held-to-maturity securities, at amortized cost              1,692,018                1,208,680         39.99%
Available-for-sale securities, at fair value                1,266,659                1,531,165        (17.27%)
Trading securities, at fair value                                   -                      114            N/A
Federal funds sold and securities
     purchased under agreement to resell                      104,181                   24,569        324.03%
Loans and leases                                            7,611,477                7,077,568          7.54%
  Less:  Unearned income                                      (44,468)                 (30,626)        45.20%
             Allowance for credit losses                      (96,264)                 (91,076)         5.70%
                                                         ------------             ------------
Net loans and leases                                        7,470,745                6,955,866          7.40%
Loans held for sale                                            51,258                   57,785        (11.30%)
Premises and equipment, net                                   278,410                  239,306         16.34%
Accrued interest receivable                                    83,577                   65,428         27.74%
Goodwill                                                      142,548                  107,780         32.26%
Other assets                                                  314,344                  279,158         12.60%
                                                         ------------             ------------
    Total Assets                                         $ 11,832,245             $ 10,831,291          9.24%
                                                         ============             ============
Liabilities
Deposits:
  Demand:  Noninterest bearing                            $ 1,829,782              $ 1,489,190         22.87%
           Interest bearing                                 2,800,391                2,723,172          2.84%
  Savings                                                     758,471                  732,298          3.57%
  Other time                                                4,167,590                4,029,920          3.42%
                                                         ------------             ------------
Total deposits                                              9,556,234                8,974,580          6.48%
Federal funds purchased and
    securities sold under agreement
    to repurchase                                             675,280                  484,400         39.41%
Other short-term borrowings                                   175,000                   62,000        182.26%
Accrued interest payable                                       28,668                   19,628         46.06%
Junior subordinated debt securities                           144,847                  138,145          4.85%
Long-term debt                                                136,479                  137,954         (1.07%)
Other liabilities                                             106,784                   78,417         36.17%
                                                         ------------             ------------
Total Liabilities                                          10,823,292                9,895,124          9.38%

Shareholders' Equity
--------------------
Common stock                                                  197,744                  195,723          1.03%
Capital surplus                                               112,127                   83,359         34.51%
Accumulated other comprehensive income (loss)                 (20,754)                  (7,607)       172.83%
Retained earnings                                             719,836                  664,692          8.30%
                                                         ------------             ------------
Total Shareholders' Equity                                  1,008,953                  936,167          7.77%
                                                         ------------             ------------
Total Liabilities & Shareholders' Equity                 $ 11,832,245             $ 10,831,291          9.24%
                                                         ============             ============

                               BancorpSouth, Inc.
                        Consolidated Statements of Income
                      (In thousands, except per share data)
                                   (Unaudited)




                                                                         Quarter Ended                             Year To Date
                                                ---------------------------------------------- -----------    ----------------------
                                                 Jun 2006    Mar 2006     Dec 2005    Sept 2005   Jun 2005    Jun 2006     Jun 2005
                                                ---------   ---------    ---------   ----------  ---------    ---------   ----------
INTEREST REVENUE:
Loans and leases                                $ 134,569   $ 127,200    $ 121,243   $ 115,800   $ 109,874    $ 261,769    $ 213,678
Deposits with other banks                             176         141          177         166         139          317          251
Federal funds sold and securities purchased
   under agreement to resell                          976       2,846        3,052       1,061         197        3,822          589
Held-to-maturity securities:
    Taxable                                        16,048      14,323       10,461       9,160       9,452       30,371       19,218
    Tax-exempt                                      2,077       1,887        1,696       1,667       1,557        3,964        3,154
Available-for-sale securities:
    Taxable                                        11,389      10,904       11,048      11,761      12,765       22,293       26,510
    Tax-exempt                                      1,276       1,363        1,400       1,481       1,491        2,639        3,168
Loans held for sale                                   871       1,238          920         686         571        2,109        1,589
                                                ---------   ---------    ---------   ---------   ---------    ---------    ---------
        Total interest revenue                    167,382     159,902      149,997     141,782     136,046      327,284      268,157
                                                ---------   ---------    ---------   ---------   ---------    ---------    ---------

INTEREST EXPENSE:
Deposits                                           57,430      53,133       47,970      44,790      40,432      110,563       78,337
Federal funds purchased and securities sold
   under agreement to repurchase                    6,549       5,902        4,896       3,692       2,590       12,451        4,751
Other                                               6,182       4,938        4,861       4,859       5,307       11,120       10,223
                                                ---------   ---------    ---------   ---------   ---------    ---------    ---------
        Total interest expense                     70,161      63,973       57,727      53,341      48,329      134,134       93,311
                                                ---------   ---------    ---------   ---------   ---------    ---------    ---------

        Net interest revenue                       97,221      95,929       92,270      88,441      87,717      193,150      174,846
  Provision for credit losses                       3,586      (3,860)       1,975      14,725       2,980         (274)       7,767
                                                ---------   ---------    ---------   ---------   ---------   ---------     ---------
        Net interest revenue, after provision
          for credit losses                        93,635      99,789       90,295      73,716      84,737      193,424      167,079
                                                ---------   ---------    ---------   ---------   ---------    ---------    ---------

NONINTEREST REVENUE:
Mortgage lending                                    3,720       3,176        2,191       4,207      (2,453)       6,896        3,175
Service charges                                    17,489      15,450       15,852      15,860      16,411       32,939       31,137
Trust income                                        2,325       2,016        2,412       2,161       2,004        4,341        3,893
Security gains, net                                    17          10           11          20         371           27          441
Insurance commissions                              16,411      17,445       14,411      14,830      14,425       33,856       30,357
Other                                              13,638      14,673       18,831      11,085      12,264       28,311       27,938
                                                ---------    --------    ---------   ---------    ---------    ---------   ---------
        Total noninterest revenue                  53,600      52,770       53,708      48,163      43,022      106,370       96,941
                                                ---------    --------    ---------   ---------    --------     --------    ---------

NONINTEREST EXPENSES:
Salaries and employee benefits                     58,376      57,573       53,959      52,173      52,578      115,949      105,818
Occupancy, net of rental income                     7,759       7,442        7,133       6,751       6,841       15,201       13,252
Equipment                                           5,822       5,763        5,592       5,501       5,637       11,585       11,087
Other                                              26,387      25,230       25,642      25,088      25,519       51,617       50,106
                                                ---------   ---------    ---------   ---------   ---------    ---------    ---------
        Total noninterest expenses                 98,344      96,008       92,326      89,513      90,575      194,352      180,263
                                                ---------   ---------    ---------   ---------   ---------    ---------    ---------
        Income before income taxes                 48,891      56,551       51,677      32,366      37,184      105,442       83,757
Income tax expense                                 13,392      18,806       16,871       9,507      11,394       32,198       26,223
                                                ---------   ---------    ---------   ---------   ---------    ---------    ---------
        Net income                              $  35,499   $  37,745    $  34,806   $  22,859   $  25,790    $  73,244    $  57,534
                                                =========   =========    =========   =========   =========    =========    =========

Net income per share: Basic                     $    0.45   $    0.48    $    0.44   $    0.29   $    0.33    $    0.93    $    0.74
                                                =========   =========    =========   =========   =========    =========    =========
                      Diluted                   $    0.45   $    0.47    $    0.44   $    0.29   $    0.33    $    0.92    $    0.73
                                                =========   =========    =========   =========   =========    =========    =========

                               BancorpSouth, Inc.
                 Average Balances, Interest Income and Expense,
                          and Average Yields and Rates
                             (Dollars in thousands)
                                   (Unaudited)

                                                                        Quarter Ended
                                                                        June 30, 2006
                                                         --------------------------------------------
                                                            Average                            Yield/
     (Taxable equivalent basis)                             Balance              Interest       Rate
                                                            -------              --------       ----
     ASSETS
     Loans, loans held for sale,
       and leases net of unearned income                  $ 7,517,364          $ 136,189       7.27%
     Held-to-maturity securities:
       Taxable                                              1,557,135             16,048       4.13%
       Tax-exempt                                             190,733              3,196       6.72%
     Available-for-sale securities:
       Taxable                                              1,199,635             11,388       3.81%
       Tax-exempt                                             108,604              1,963       7.25%
     Short-term investments                                    98,867              1,151       4.67%
                                                         ------------          ---------
       Total interest earning
         assets and revenue                                10,672,338            169,935       6.39%
     Other assets                                           1,185,888
     Less:  allowance for credit losses                       (96,877)
                                                         ------------
         Total                                           $ 11,761,349
                                                         ============

     LIABILITIES AND
     SHAREHOLDERS' EQUITY
     Deposits:
       Demand - interest bearing                          $ 2,927,036           $ 14,613       2.00%
       Savings                                                767,750              2,044       1.07%
       Other time                                           4,164,848             40,773       3.93%
     Short-term borrowings                                    735,180              7,789       4.25%
     Junior subordinated debt                                 144,847              2,947       8.16%
     Long-term debt                                           136,609              1,995       5.86%
                                                          -----------           --------
       Total interest bearing
         liabilities and expense                            8,876,270             70,161       3.17%
     Demand deposits -
       noninterest bearing                                  1,727,908
     Other liabilities                                        162,676
                                                          -----------
       Total liabilities                                   10,766,854
     Shareholders' equity                                     994,495
                                                         ------------
       Total                                             $ 11,761,349
                                                         ============
                                                                                --------
     Net interest revenue                                                       $ 99,774
                                                                                ========
     Net interest margin                                                                       3.75%
     Net interest rate spread                                                                  3.22%
     Interest bearing liabilities to
        interest earning assets                                                               83.17%

     Net interest tax equivalent adjustment                                     $ 2,553

                               BancorpSouth, Inc.
                 Average Balances, Interest Income and Expense,
                          and Average Yields and Rates
                             (Dollars in thousands)
                                   (Unaudited)

                                                                     Quarter Ended
                                                                      June 30, 2005
                                                          -------------------------------------------
                                                            Average                            Yield/
     (Taxable equivalent basis)                             Balance              Interest       Rate
                                                            -------              --------       ----

     ASSETS
     Loans, loans held for sale,
       and leases net of unearned income                  $ 7,034,782          $ 111,017       6.33%
     Held-to-maturity securities:
       Taxable                                              1,072,562              9,452       3.53%
       Tax-exempt                                             137,503              2,395       6.99%
     Available-for-sale securities:
       Taxable                                              1,444,327             12,765       3.54%
       Tax-exempt                                             131,287              2,294       7.01%
     Short-term investments                                    38,216                336       3.54%
                                                          -----------          ---------
       Total interest earning
         assets and revenue                                 9,858,677            138,259       5.63%
     Other assets                                           1,022,044
     Less:  allowance for credit losses                       (92,456)
                                                         ------------
         Total                                           $ 10,788,265
                                                         ============

     LIABILITIES AND
     SHAREHOLDERS' EQUITY
     Deposits:
       Demand - interest bearing                          $ 2,795,706            $ 8,762       1.26%
       Savings                                                747,451              1,503       0.81%
       Other time                                           3,954,223             30,166       3.06%
     Short-term borrowings                                    517,846              3,109       2.41%
     Junior subordinated debt                                 138,145              2,771       8.04%
     Long-term debt                                           138,074              2,018       5.86%
                                                          ------------         ---------
       Total interest bearing
         liabilities and expense                            8,291,445             48,329       2.34%
     Demand deposits -
       noninterest bearing                                  1,465,836
     Other liabilities                                        106,323
                                                         ------------
       Total liabilities                                    9,863,604
     Shareholders' equity                                     924,661
                                                         ------------
       Total                                             $ 10,788,265
                                                         ============
                                                                                --------
     Net interest revenue                                                       $ 89,930
                                                                                ========
     Net interest margin                                                                       3.66%
     Net interest rate spread                                                                  3.29%
     Interest bearing liabilities to
        interest earning assets                                                               84.10%

     Net interest tax equivalent adjustment                                     $  2,213

                               BancorpSouth, Inc.
                 Average Balances, Interest Income and Expense,
                          and Average Yields and Rates
                             (Dollars in thousands)
                                   (Unaudited)

                                                                      Year to Date
                                                                      June 30, 2006
                                                       ---------------------------------------------
                                                           Average                            Yield/
     (Taxable equivalent basis)                            Balance              Interest       Rate
                                                           -------              --------       ----
     ASSETS
     Loans, loans held for sale,
       and leases net of unearned income                  $ 7,491,790           $265,286       7.14%
     Held-to-maturity securities:
       Taxable                                              1,507,396             30,371       4.06%
       Tax-exempt                                             182,582              6,099       6.74%
     Available-for-sale securities:
       Taxable                                              1,200,449             22,293       3.74%
       Tax-exempt                                             113,078              4,060       7.24%
     Short-term investments                                   183,181              4,138       4.56%
                                                          -----------           --------
       Total interest earning
         assets and revenue                                10,678,476            332,247       6.27%
     Other assets                                           1,182,871
     Less:  allowance for credit losses                       (98,526)
                                                         ------------
         Total                                           $ 11,762,821
                                                         ============

     LIABILITIES AND
     SHAREHOLDERS' EQUITY
     Deposits:
       Demand - interest bearing                          $ 3,005,663           $ 28,403       1.91%
       Savings                                                758,585              3,738       0.99%
       Other time                                           4,157,481             78,423       3.80%
     Short-term borrowings                                    689,792             13,718       4.01%
     Junior subordinated debt                                 144,847              5,858       8.16%
     Long-term debt                                           136,794              3,994       5.89%
                                                          -----------           --------
       Total interest bearing
         liabilities and expense                            8,893,162            134,134       3.04%
     Demand deposits -
       noninterest bearing                                  1,724,874
     Other liabilities                                        160,535
                                                         ------------
       Total liabilities                                   10,778,571
     Shareholders' equity                                     984,250
                                                         ------------
       Total                                             $ 11,762,821
                                                         ============
                                                                                --------
     Net interest revenue                                                       $198,113
                                                                                ========
     Net interest margin                                                                       3.74%
     Net interest rate spread                                                                  3.23%
     Interest bearing liabilities to
        interest earning assets                                                               83.28%

     Net interest tax equivalent adjustment                                     $  4,963

                               BancorpSouth, Inc.
                 Average Balances, Interest Income and Expense,
                          and Average Yields and Rates
                             (Dollars in thousands)
                                   (Unaudited)

                                                                     Year to Date
                                                                     June 30, 2005
                                                        ------------------------------------------
                                                        Average                            Yield/
     (Taxable equivalent basis)                         Balance              Interest       Rate
                                                        -------              --------       ----
     ASSETS
     Loans, loans held for sale,
       and leases net of unearned income                  $ 7,006,579          $ 216,388       6.23%
     Held-to-maturity securities:
       Taxable                                              1,082,715             19,218       3.58%
       Tax-exempt                                             137,915              4,853       7.10%
     Available-for-sale securities:
       Taxable                                              1,488,762             26,510       3.59%
       Tax-exempt                                             135,200              4,874       7.27%
     Short-term investments                                    55,177                839       3.07%
                                                          -----------          ---------
       Total interest earning
         assets and revenue                                 9,906,348            272,682       5.55%
     Other assets                                           1,019,268
     Less:  allowance for credit losses                       (92,334)
                                                         ------------
         Total                                           $ 10,833,282
                                                         ============

     LIABILITIES AND
     SHAREHOLDERS' EQUITY
     Deposits:
       Demand - interest bearing                          $ 2,832,204           $ 16,577       1.18%
       Savings                                                756,919              3,058       0.81%
       Other time                                           3,993,458             58,702       2.96%
     Short-term borrowings                                    491,173              5,407       2.22%
     Junior subordinated debt                                 138,145              5,526       8.07%
     Long-term debt                                           138,276              4,041       5.89%
                                                          -----------           --------
       Total interest bearing
         liabilities and expense                            8,350,175             93,311       2.25%
     Demand deposits -
       noninterest bearing                                  1,445,919
     Other liabilities                                        115,571
                                                          -----------
       Total liabilities                                    9,911,665
     Shareholders' equity                                     921,617
                                                         ------------
       Total                                             $ 10,833,282
                                                         ============
                                                                                --------
     Net interest revenue                                                       $179,371
                                                                                ========
     Net interest margin                                                                       3.65%
     Net interest rate spread                                                                  3.30%
     Interest bearing liabilities to
        interest earning assets                                                               84.29%

     Net interest tax equivalent adjustment                                     $  4,525